Exhibit 99.2

Pixelworks, Inc. Q1 2014 Conference Call
May 8, 2014

Steven Moore, CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the first quarter ended March 31, 2014.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, May 8, 2014, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2013, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude stock-based compensation expense and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today’s call with a strategic update on the business, after which I will review our first quarter financial results, and then provide our outlook for the second quarter of 2014.

Bruce Walicek, CEO

Thanks Steve. Good afternoon everyone and thanks for joining us today.

Q1 2014 Results

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Q1 2014, came in above the midpoint of guidance, and was another solid quarter, as revenues of $13.5M were up 64% year over year, driven by growth in our product business, which grew 28% year over year, as well as the continued successful execution of our licensing partnerships.

•	All other Non-GAAP metrics came within the range of guidance, and we generated positive EBITDA, and cash flow for the quarter.

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2014 is off to a strong start as overall Book to Bill was greater than one, reflective of good visibility going into Q2 driven by strong product demand, due to an improving overall environment at our customers and the ramping of new products.

•	More importantly though, Q1 was a key quarter of progress as we completed a number of critical milestones during the quarter, that advanced progress on our key initiatives.

Projection Market

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First, we delivered the mass production version of the advanced SOC for large screen applications, we developed under our co-development partnership, and during the quarter we received mass production qualification from our customer.

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This is a major milestone on this project and we are on track for volume production to begin in the current quarter and ramp in the second half of this year which we believe will result in significant market share gains in 2014 and beyond.

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Also in our projection product line, we released the latest version of our VueMagic software which provides wireless connectivity for mobile devices to Topaz based projectors and adds features such as live video and virtual remote access, as well as advanced content sharing capabilities.

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Topaz continues to receive wide adoption, and we have an exciting roadmap of features and capabilities coming in 2014 for VueMagic that will continue to enhance and expand the Topaz platform and provide value to our customers.

Video Processors

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We also made significant progress on our initiative for the mobile market as we taped out our device for low power mobile applications and will be launching this product and sampling devices this quarter.

•	This will be the industry’s first video display processor that brings the video quality of large screens to mobile screens.

•	Typically, this type of dedicated video processing pipeline has only been applied to large screens, but we believe the time has come to apply this technology to all displays.

•	Pixelworks has a long track record of delivering innovative video processing solutions for large screens, and we are now bringing that expertise and innovation to mobile screens as well.

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For large display applications, we continued to ship volume production of the PA168 during the quarter, which includes our patented halo free technology, and tackles the most demanding Ultra HD video quality problems.

•	6th generation PA168 level technology is just one of the technologies we have in our expanding video IP portfolio, and we continue to experience a robust licensing pipeline for all of our technology.

•	Building on a 15 year legacy in video and a portfolio of over 120 issued patents, our latest technology represents the culmination of many generations of video processing innovation.

•	In 2014 we will continue to drive an aggressive technology roadmap focusing on the critical areas of next generation video processing, especially for low power applications.

Trends

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Key trends from this year’s Mobile World Congress in February confirm our thesis of the growing importance of mobile displays as a number of new products with increasing screen size and resolution were introduced.

◦	Smartphones with screen size greater than 5” and FHD resolution were launched, as well as high definition UltrabooksTM and Tablets with 2K products on the horizon and initial 4K UHD demos at the show.

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4K video capture was a key trend among manufacturers with products introduced from Samsung, Sony, and others. The increasing availability of 4K capture devices is adding to the flood of high resolution content beginning in the video ecosystem.

◦	And as an indication of things to come, NPD Displaysearch predicts that 2015 will be the first year that 4K Ultra HD smartphones will become available to consumers.

•	All of these statistics point to the fact that we are just at the beginning of a multi-year trend of increasing display sizes, resolutions, and video consumption across all screens.

•	At the show in February we provided demonstrations of our technology, designed to improve the video quality of high resolution mobile displays to key industry partners and customers.

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We provided a number of compelling side by side comparisons that illustrated the power savings, performance, and video quality benefits of our technology for mobile video and we will be delivering our first product based on this technology this quarter.

•	These high resolution screens have 2 to 4 times more pixels than today's full HD displays, resulting in an exponential increase in the number of pixels to be processed.

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And it’s clear that high resolution mobile displays suffer from the same problems as large screens as higher resolution magnifies video quality issues in addition to the added performance and power consumption burden on the system.

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Video consumption on mobile devices is growing rapidly as consumers increasingly view their favorite video content on their UltrabookTM, Tablet, or smartphone, which are rapidly becoming the first screen consumers reach for to view their video content.

•	Recent studies point to the trend toward increasing video consumption on mobile devices

◦	According to a newly released AdReaction study, daily time spent on mobile devices is now out pacing TV in the U.S. for the first time.

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Demographics increasingly favor video consumption on mobile devices as well, borne out by a new study from Deloitte that finds teens and young twenty somethings spend more time watching movies and TV shows on their computers, smartphones and tablets than they do on their TV screens.

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Video is a crucial element driving the transformation of an increasing number of mobile devices, as more video is created, more devices are capable of displaying video, and more people are consuming video on an growing number and variety of displays.

•	With the increase of resolutions and media consumption growing across all screens, users are demanding the best visual experience for their content, regardless of screen they're viewing it on.

•	Screen resolution and display quality are key product features that increasingly drive brand and product differentiation, as manufacturers compete for market share.

•	And a recent study by Strategy Analytics noted that the drivers of increased mobile video viewing are video quality along with larger screens and 4G bandwidth.

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Pixelworks has a long track record of solving the most difficult video quality problems for large screens, and because this is our singular focus, and we do it better than anyone, we are in the best position to deliver the innovative solutions customers need for next generation high resolution mobile displays.

Closing Summary

•	In closing, 2014 is off to a great start with strong Q1 revenues up 64% and we enter the year with significant momentum for our products, our technology, and an expanding set of opportunities.

•	During the quarter we achieved a number of critical milestones that advanced our key initiatives.

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We have positioned the company to address a large, fast growing market opportunity as we demonstrated our latest generation technology for mobile applications, and are on track to introduce products in the current quarter.

•	Now, I’d now like to turn the call over to Steve to review the financial results of the quarter

Steven Moore, CFO

Thank you, Bruce.

Revenue for the first quarter of 2014 was $13.5 million, up 64% year-over-year due to growth in product and license revenues and down 10% compared to the prior quarter reflecting typical seasonality.

The split of our first quarter chip revenue by market was:
69% digital projection,
31% TV and panel

Please note that beginning this quarter we will no longer be breaking out Embedded Video Display as a separate end market, as it represented less than $1 million of revenue in the fourth quarter of 2013. For the first quarter and going forward, we will be classifying all chip revenue as either digital projection or TV/panel revenue.

Digital projection revenue was $7.3 million in the first quarter, compared to $8.3 million in the prior quarter, and was in-line with typical seasonality.

Revenue from TV and panel, which also includes Ultra HD Monitors, totaled $3.3 million in the first quarter, compared to $3.5 million in the prior quarter.

Licensing revenue was $2.9 million in the first quarter, compared to approximately $3.2 million during the prior quarter.

Non-GAAP gross profit margin was 60.1% in the first quarter, compared to 57.8% in the prior quarter. The sequential increase in gross margin was primarily driven by a more favorable mix.

Non-GAAP operating expenses were $8.8 million in the first quarter, compared to $7.1 million in the prior quarter. As a reminder, operating expenses for the prior quarter included a credit to research and development expense as the result of achieving the final payment milestone related to a previously announced customer co-development agreement.

Adjusted EBITDA was a positive $464,000 for the first quarter, compared to $2.7 million in the prior quarter. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $786,000, or loss of 4 cents per share, in the first quarter of 2014. This compares with non-GAAP net income of $1.3 million, or 5 cents per diluted share in the prior quarter.

Moving to the balance sheet, we ended the first quarter with cash and marketable securities of approximately $21.9 million, up $1.1 million from $20.8 million at year-end. The company has no long-term debt and as of the end of both the first quarter of 2014 and the fourth quarter of 2013, the company had a balance of $3 million on its working capital line of credit

Other balance sheet metrics include day’s sales outstanding of 29 days at March 31st, unchanged compared to 29 days at the end of the prior quarter, and inventory turns of 12 times in the first quarter compared to 13 times in the prior quarter.

Guidance

Looking ahead to the second quarter of 2014, we expect revenue to increase to a range of $14 to $16 million, driven by increased product sales. At the midpoint this would represent over 10 percent sequential growth and growth of over 50 percent compared to the year-ago second quarter.

We expect gross profit margin for the quarter to range between 50% to 52% on a non-GAAP basis and 49% to 51% on a GAAP basis.

In terms of operating expenses, we expect the second quarter to range between $8 and $9 million on a non-GAAP basis, and $9 to $10 million on a GAAP basis. Similar to the first quarter, we will not record any R&D reimbursement credits in the second quarter of 2014.

And finally, we expect a non-GAAP second quarter net income of between breakeven and 11 cents loss per share; and we expect a GAAP net loss of between 5 cents and 16 cents per share.

That concludes my comments. We will now open the call for your questions.